July 26, 2007	CONTACTS:	Investor Relations – Mark G. Stockard
Phone:	(713) 381-4707
Toll Free:	(800) 659-0059

Media Relations – Rick Rainey
Phone:	(713) 381-3635

TEPPCO PARTNERS, L.P. REPORTS RECORD

SECOND QUARTER EARNINGS RESULTS

HOUSTON – TEPPCO Partners, L.P. (NYSE:TPP) today reported net income for the second quarter of 2007 of $47.8 million, or $0.44 per unit, compared with net income of $41.5 million, or $0.42 per unit, for the second quarter of 2006. Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations increased 11 percent to $107.2 million for the second quarter of 2007, compared with $97.0 million for the second quarter of 2006.

Net income for the six months ended June 30, 2007, was $186.0 million, or $1.73 per unit, compared with $104.3 million, or $1.05 per unit, for the six months ended June 30, 2006. Net income for the six months ended June 30, 2007, includes a $59.6 million gain on the sale of TEPPCO’s ownership interests in Mont Belvieu Storage Partners, L.P. and Mont Belvieu Venture, LLC (collectively, MBSP), as required by the Federal Trade Commission, and an $18.7 million gain on the sales of other assets, all of which occurred during the first quarter of 2007. Net income for the six months ended June 30, 2006, includes $19.3 million of gains on the sales of assets, primarily related to the sale of the Pioneer gas processing plant in March of 2006. The 2006 period also included $1.5 million of income from the Pioneer plant, which was accounted for as discontinued operations prior to the sale in March of 2006. Income from continuing operations

TEPPCO 2Q 2007 Earnings	Page 2

increased $101.1 million to $186.0 million, or $1.73 per unit, for the first six months of 2007, compared with $84.9 million, or $0.85 per unit, for the same period in 2006. Excluding the gains on the sale of the interests in MBSP and other assets, income from continuing operations increased $24.2 million to $107.7 million, or $1.00 per unit, for the first six months of 2007, compared with $83.5 million, or $0.84 per unit, for the first six months of 2006.

EBITDA from continuing operations was $306.3 million for the first six months of 2007, compared with $216.4 million for the first six months of 2006. EBITDA from continuing operations, excluding gains from the sale of MBSP and other assets, was $228.0 million for the first six months of 2007, compared with $197.1 million for the first six months of 2006. EBITDA and EBITDA excluding gains from asset sales and ownership interests are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are defined and reconciled to their most directly comparable GAAP financial measure later in this news release.

“Each of our business segments performed well during the second quarter, resulting in the highest second quarter net income in the history of the partnership,” said Jerry E. Thompson, president and chief executive officer of the general partner of TEPPCO. “We benefited from continued volume growth on the Jonah system, higher propane demand due to colder winter weather in the Northeast that continued into April, as well as another strong quarter in crude oil marketing. We continue to focus on the execution of our strategic plan, which has resulted in three successive quarters of very strong cash flow contribution.”

“Our planned capital spending in 2007, including our cash contributions to the Jonah joint venture, is expected to be approximately $460 million, which is the largest ever for TEPPCO,” continued Thompson. “ Growth projects, including the Jonah Phase V expansion, are expected to account for $410 million of our capital program, with another $50 million dedicated to maintaining existing assets. The expected lower cost of equity

TEPPCO 2Q 2007 Earnings	Page 3

capital associated with the benefits of the reduction in our general partner’s incentive distribution rights is another key ingredient in the long-term sustainable growth of the partnership.”

OPERATING RESULTS BY BUSINESS SEGMENT

Upstream Segment

EBITDA from continuing operations for the Upstream segment, which includes crude oil transportation, storage, gathering and marketing activities, as well as distribution of lubrication oils and specialty chemicals, was $28.2 million for the second quarter of 2007, compared with $31.0 million for the second quarter of 2006. The decrease in EBITDA resulted primarily from decreased equity earnings from the investment in Seaway Crude Pipeline and lower terminaling volumes at our crude oil storage facility in Cushing, Okla. These results were partially offset by lower operating expenses in 2007 and robust marketing margins, as well as strong transportation revenue that remained at near-record levels.

TEPPCO’s share of EBITDA in Seaway Crude Pipeline was $3.3 million for the second quarter of 2007, compared with $7.0 million for the second quarter of 2006. The decrease reflects lower long-haul transportation volumes and the decreased sharing ratio of TEPPCO’s portion of equity earnings in Seaway to 40 percent in 2007, from the average sharing ratio of 47 percent in 2006. The partnership’s equity earnings in Seaway for all future periods will reflect a sharing ratio of 40 percent. Long-haul volumes on Seaway averaged 115,000 bpd in the 2007 quarter, compared with 246,000 bpd in the 2006 quarter. Seaway transportation volumes in the second quarter were negatively impacted by the unexpected, temporary shut-down of several regional refineries for maintenance and repairs.

TEPPCO 2Q 2007 Earnings	Page 4

Downstream Segment

EBITDA from continuing operations for the Downstream segment, which includes the transportation, marketing and storage of refined products, liquefied petroleum gases (LPGs) and petrochemicals, increased 10 percent to $33.0 million for the second quarter of 2007, compared with $29.9 million for the second quarter of 2006. The increase was due primarily to a combination of increased long-haul propane transportation volumes and higher transportation tariff rates for both refined products and LPGs.

Thompson said, “Colder winter weather in Northeast market areas served by TEPPCO provided us with the opportunity to demonstrate the value of the partnership’s recent investment in pipeline capacity expansion projects and our ability to meet the needs of customers during peak demand periods.”

Long-haul propane transportation volumes to the Midwest and Northeast markets increased 1.0 million barrels over the second quarter of 2006. Transportation tariff rates increased approximately 6 percent over the prior year second quarter.

Our share of EBITDA from unconsolidated investments, which is included in Downstream EBITDA, was a loss of $0.3 million for the second quarter of 2007, compared with earnings of $2.8 million for the second quarter of 2006. The second quarter of 2006 included $2.5 million of EBITDA related to the ownership interest in MBSP, which was sold in the first quarter of 2007. In addition, during the second quarter of 2007 we recorded $1.1 million of expense related to post closing adjustments associated with the March 1 sale of our interest in MBSP.

Midstream Segment

The Midstream segment includes natural gas gathering services, as well as storage, transportation and fractionation of natural gas liquids (NGLs). Effective August 1, 2006,

TEPPCO 2Q 2007 Earnings	Page 5

Jonah Gas Gathering Company (Jonah) has been accounted for under the equity method of accounting and deconsolidated in TEPPCO’s financial statements and operating results.

EBITDA from continuing operations for the second quarter of 2007 increased 27 percent to $46.0 million, compared with $36.1 million for the second quarter of 2006. The increase was primarily due to a 25 percent increase in natural gas gathering volumes on the Jonah system from 1.22 billion cubic feet per day (Bcf/d) to 1.53 Bcf/d in the second quarter of 2007, reflecting the continued active drilling in both the Jonah and Pinedale fields in the Green River basin in Wyoming. As part of the joint venture with an affiliate of Enterprise Products Partners L.P., TEPPCO received approximately 96 percent of the EBITDA from Jonah during the second quarter of 2007 following the partial start-up of the Phase V project during December of 2006.

Excluding the impact of the Jonah deconsolidation, operating expenses decreased $5.0 million from the prior year second quarter, primarily attributable to joint venture formation costs, transition costs in 2006, and favorable pipeline imbalance valuations in 2007, partially offset by increased pipeline integrity costs in 2007. These increases in EBITDA were partially offset by a 5 percent decrease in gathering revenues on the Val Verde system, primarily due to volume declines of coal bed methane wells in the San Juan gathering basin. The Chaparral and Panola NGL pipeline systems each posted strong operating results during the second quarter of 2007. Both systems continue to operate at high utilization rates, reflecting the impact of favorable pricing on the production levels from gas processing plants located near each pipeline.

CAPITALIZATION AND LIQUIDITY

Total debt outstanding at June 30, 2007, was approximately $1.6 billion, with remaining liquidity of approximately $500 million under the partnership’s $700 million credit facility. In May of 2007, TEPPCO issued $300 million of 7.00 percent fixed/floating rate junior

TEPPCO 2Q 2007 Earnings	Page 6

subordinated notes due 2067. Net proceeds from the offering were used to temporarily reduce borrowings outstanding under our revolving credit facility and for general partnership purposes. These notes pay interest at a fixed rate of 7.00 percent for the initial 10-year period, after which the interest rate will become floating. Because of the long-dated maturity and certain other characteristics of the notes, Moody’s and Standard and Poor’s each assigned 50 percent equity content to the notes.

2007 CAPITAL EXPENDITURE OUTLOOK

During the first six months of 2007, TEPPCO spent $83.4 million on revenue-generating projects in addition to $86.2 million of investment for its share of capital expenditures primarily related to the Jonah Phase V expansion, and $26.5 million on capital spending to maintain existing assets.

During the third quarter of 2007, TEPPCO expects to begin service on the first phase of the Bridger compressor station on the Jonah system, commission 900,000 barrels of crude oil storage capacity at Cushing, begin service for crude oil storage and pipeline transportation to a refinery in New Mexico, complete a crude oil pump station and related pipeline connection and storage on the South Texas system, and complete the refined products pipeline serving Memphis International Airport.

The partnership currently anticipates that total capital expenditures for the full year 2007 will be approximately $300 million, which includes about $250 million for organic growth projects and system upgrades and approximately $50 million for maintenance capital. Additionally, TEPPCO expects to invest approximately $160 million in 2007 for its share of capital expenditures related to the Jonah Phase V expansion.

TEPPCO 2Q 2007 Earnings	Page 7

NON-GAAP FINANCIAL MEASURES

The Financial Highlights table accompanying this earnings release and other disclosures herein include non-GAAP (Generally Accepted Accounting Principles) measures under the rules of the Securities and Exchange Commission (SEC) of EBITDA, EBITDA excluding gains from asset sales and ownership interests (which the partnership also refers to as EBITDA from continuing operations), income from continuing operations excluding gains from asset sales and ownership interests, and margin of the Upstream segment. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or income from continuing operations, operating income, cash flow from operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to similarly-titled measures of other entities because other entities may not calculate such measures in the same manner as we do.

We define EBITDA as net income plus interest expense – net, income tax expense, depreciation and amortization, and a pro-rata portion, based on our equity ownership, of the interest expense and depreciation and amortization of each of our joint ventures. We have included EBITDA and EBITDA from continuing operations as supplemental disclosures because we believe they are used by our investors as supplemental financial measures in the evaluation of our business. A reconciliation of these measures to net income is provided in the Financial Highlights table and the Business Segment Data table.

We believe EBITDA and EBITDA from continuing operations provide useful information regarding the performance of our assets without regard to financing methods, capital structures or historical costs basis. As a result, these measures provide investors with a helpful tool for comparing the operating performance of our assets with the performance of other companies that have

TEPPCO 2Q 2007 Earnings	Page 8

different financing and capital structures. EBITDA multiples are also used by our investors in assisting in the valuation of our limited partners’ equity.

The Financial Highlights table accompanying this earnings release and other disclosures herein include references to income from continuing operations excluding gains on asset sales and ownership interests. We present this measure because we believe it is useful to our investors in assessing the results of operations from our continuing assets. A reconciliation of this measure to income from continuing operations is provided in the Financial Highlights table.

Information in the accompanying Operating Data table includes margin of the Upstream segment, which may also be viewed as a non-GAAP financial measure under the rules of the SEC. Margin is calculated as revenues generated from the sale of crude oil and lubrication oil, and transportation of crude oil, less the costs of purchases of crude oil and lubrication oil, in each case prior to the elimination of intercompany sales, revenues and purchases between wholly owned subsidiaries. We believe margin is a more meaningful measure of financial performance than sales and purchases of crude oil and lubrication oil due to the significant fluctuations in sales and purchases caused by variations in the level of marketing activity and prices for products marketed. Additionally, we use margin internally to evaluate the financial performance of the Upstream segment because it excludes expenses that are not directly related to the marketing and sales activities being evaluated. A reconciliation of margin to operating income is provided in the Operating Data table.

TEPPCO will host a conference call related to earnings performance today, Thursday July 26, 2007 at 10:30 a.m. CDT. Interested parties may listen live over the Internet through the partnership's website at www.teppco.com or via telephone by dialing (877) 719-9788, confirmation code 9789457. Please call five to 10 minutes prior to the scheduled start time. To participate live over the Internet, log on to the company’s web site at www.teppco.com.

TEPPCO 2Q 2007 Earnings	Page 9

An audio replay of the conference call will be available for seven days by dialing 888-203-1112, confirmation code 9789457. The replay and transcript will also be available on the TEPPCO Web site.

TEPPCO Partners, L.P. is a publicly traded partnership with an enterprise value of approximately $5 billion, which conducts business through various subsidiary operating companies. TEPPCO owns and operates one of the largest common carrier pipelines of refined petroleum products and liquefied petroleum gases in the United States; owns and operates petrochemical and natural gas liquid pipelines; is engaged in transportation, storage, gathering and marketing of crude oil; owns and operates natural gas gathering systems; and has ownership interests in Jonah Gas Gathering Company, Seaway Crude Pipeline Company, Centennial Pipeline LLC, and an undivided ownership interest in the Basin Pipeline. Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, L.P., is owned by Enterprise GP Holdings L.P. (NYSE: EPE), which also owns the general partner of Enterprise Products Partners L.P. (NYSE: EPD). For more information, visit TEPPCO’s Web site at www.teppco.com.

This news release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, increases in distributable cash or expenditures. These risks and uncertainties include, among other things, insufficient cash from operations, market conditions, governmental regulations and factors discussed in TEPPCO Partners, L.P.’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

###

TEPPCO Partners, L. P.
FINANCIAL HIGHLIGHTS
(Unaudited - In Millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Operating Revenues:
Sales of petroleum products	$ 1,933.1	$ 2,287.3	$ 3,783.2	$4,683.6
Transportation - Refined Products	41.7	39.4	78.9	71.2
Transportation - LPGs	16.7	13.4	52.8	42.8
Transportation - Crude oil	9.6	10.5	20.4	19.5
Transportation - NGLs	11.1	10.7	22.0	21.4
Gathering - Natural Gas	15.5	41.5	30.9	82.8
Other	21.7	22.3	39.7	40.1
Total Operating Revenues	2,049.4	2,425.1	4,027.9	4,961.4
Costs and Expenses:
Purchases of petroleum products	1,900.9	2,254.8	3,714.9	4,625.8
Operating expenses	48.9	61.3	99.3	113.1
Operating fuel and power	14.8	13.0	30.1	27.3
General and administrative	8.2	9.2	16.8	18.4
Depreciation and amortization	25.9	28.6	51.3	57.4
Gains on sales of assets	-	-	(18.7)	(1.4)
Total Costs and Expenses	1,998.7	2,366.9	3,893.7	4,840.6
Operating Income	50.7	58.2	134.2	120.8
Interest expense - net	(22.7)	(19.2)	(45.0)	(40.4)
Equity earnings	19.2	2.7	35.8	3.7
Gain (loss) on sale of ownership interest in Mont
Belvieu Storage Partners, L.P. (MBSP)	(0.2)	-	59.6	-
Interest income	0.5	0.2	0.8	0.6
Other income - net	0.5	0.2	0.8	0.7
Income before provision for income taxes	48.0	42.1	186.2	85.4
Provision for income taxes	0.2	0.5	0.2	0.5
Income from continuing operations	47.8	41.6	186.0	84.9
Income from discontinued operations	-	(0.1)	-	1.5
Gain on sale of discontinued operations	-	-	-	17.9
Discontinued operations	-	(0.1)	-	19.4
Net Income	$ 47.8	$ 41.5	$ 186.0	$ 104.3

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
EBITDA from continuing operations
Net Income	$ 47.8	$ 41.5	$ 186.0	$ 104.3
Discontinued operations	-	0.1	-	(19.4)
Income from continuing operations	47.8	41.6	186.0	84.9
Provision for income taxes	0.2	0.5	0.2	0.5
Interest expense - net	22.7	19.2	45.0	40.4
Depreciation and amortization (D&A)	25.9	28.6	51.3	57.4
Amortization of excess investment in joint ventures	1.2	1.2	2.0	2.1
TEPPCO's pro-rata percentage of joint venture
interest expense and D&A	9.4	5.9	21.8	11.6
EBITDA from continuing operations	107.2	97.0	306.3	196.9
Add: Discontinued operations	-	(0.1)	-	19.4
Add: D&A included in discontinued operations	-	-	-	0.1
EBITDA	107.2	96.9	306.3	216.4
Less: (Gains) losses on sales of assets and ownership interest in MBSP	0.2	-	(78.3)	(1.4)
Less: Gain on sale of discontinued operations	-	-	-	(17.9)
EBITDA, excluding gains from sales of assets and ownership
interests	$ 107.4	$ 96.9	$ 228.0	$ 197.1

TEPPCO Partners, L. P.
PER UNIT DATA
(Unaudited - In Millions, Except Per Unit Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net Income Allocation:
Limited Partner Unitholders:
Income from continuing operations	$ 39.9	$ 29.4	$ 155.5	$ 59.9
Discontinued operations	-	(0.1)	-	13.7
Total Net Income Allocated to Limited Partners Unitholders	39.9	29.3	155.5	73.6

General Partner:
Income from continuing operations	7.9	12.2	30.5	25.0
Discontinued operations	-	-	-	5.7
Total Net Income Allocated to General Partner	7.9	12.2	30.5	30.7

Total:
Income from continuing operations	47.8	41.6	186.0	84.9
Discontinued operations	-	(0.1)	-	19.4
Total Net Income Allocated	$ 47.8	$ 41.5	$ 186.0	$ 104.3

Basic and Diluted Net Income Per Limited Partner Unit:
Income from continuing operations	$ 0.44	$ 0.42	$1.73	$ 0.85
Discontinued operations	-	-	-	0.20
Earnings Per Unit	$ 0.44	$ 0.42	$ 1.73	$ 1.05

Weighted Average Number of Limited Partner Units	89.8	70.0	89.8	70.0

TEPPCO Partners, L.P.
BUSINESS SEGMENT DATA
(Unaudited - In Millions)

				Intersegment
Three Months Ended June 30, 2007	Downstream	Midstream (1)	Upstream	Eliminations	Consolidated
Operating revenues	$ 83.2	$ 30.4	$ 1,936.0	$ (0.2)	$ 2,049.4
Purchases of petroleum products	9.3	-	1,892.9	(1.3)	1,900.9
Operating expenses	37.0	10.3	16.4	-	63.7
General and administrative	4.2	2.2	1.8	-	8.2
Depreciation and amortization (D&A)	11.7	10.0	4.2	-	25.9
Gains on sales of assets	-	-	-	-	-
Operating Income	21.0	7.9	20.7	1.1	50.7
Equity (losses) earnings (2)	(3.9)	22.8	1.4	(1.1)	19.2
Gain (loss) on sale of ownership interest in MBSP	(0.2)	-	-	-	(0.2)
Interest income	0.3	0.2	-	-	0.5
Other - net	0.5	-	-	-	0.5
Income before interest	17.7	30.9	22.1	-	70.7
Depreciation and amortization	11.7	10.0	4.2	-	25.9
Amortization of excess investment in joint ventures	1.0	-	0.2	-	1.2
TEPPCO's pro-rata percentage of joint
venture interest expense and D&A	2.6	5.1	1.7	-	9.4
EBITDA from continuing operations	$ 33.0	$ 46.0	$ 28.2	$ -	$ 107.2
Provision for income taxes					(0.2)
Depreciation and amortization					(25.9)
Interest expense - net					(22.7)
Amortization of excess investment in joint ventures					(1.2)
TEPPCO's pro-rata percentage of joint
venture interest expense and D&A					(9.4)
Net Income					$ 47.8

				Intersegment
Three Months Ended June 30, 2006	Downstream	Midstream (1)	Upstream	Eliminations	Consolidated
Operating revenues	$ 69.3	$ 70.4	$ 2,287.0	$ (1.6)	$ 2,425.1
Purchases of petroleum products	-	13.0	2,243.1	(1.3)	2,254.8
Operating expenses	37.7	18.7	18.2	(0.3)	74.3
General and administrative	4.7	2.6	1.9	-	9.2
Depreciation and amortization (D&A)	10.1	15.0	3.5	-	28.6
Gains on sales of assets	-	-	-	-	-
Operating Income	16.8	21.1	20.3	(0.0)	58.2
Equity (losses) earnings (2)	(2.4)	-	5.1	-	2.7
Interest income	0.2	-	-	-	0.2
Other - net	-	-	0.2	-	0.2
Income before interest	14.6	21.1	25.6	(0.0)	61.3
Depreciation and amortization	10.1	15.0	3.5	-	28.6
Amortization of excess investment in joint ventures	1.0	-	0.2	-	1.2
TEPPCO's pro-rata percentage of joint
venture interest expense and D&A	4.2	-	1.7	-	5.9
EBITDA from continuing operations	$ 29.9	$ 36.1	$ 31.0	$ (0.0)	$ 97.0
Discontinued operations					(0.1)
Provision for income taxes					(0.5)
Depreciation and amortization					(28.6)
Interest expense - net					(19.2)
Amortization of excess investment in joint ventures					(1.2)
TEPPCO's pro-rata percentage of joint
venture interest expense and D&A					(5.9)
Net Income					$ 41.5

(1)	Effective August 1, 2006, Jonah was deconsolidated and is now accounted for as an equity investment.
(2)	Downstream equity (losses) earnings includes our equity investments in Centennial Pipeline, Mont Belvieu Storage Partners and
another investment.

TEPPCO Partners, L.P.
BUSINESS SEGMENT DATA
(Unaudited - In Millions)

				Intersegment
Six Months Ended June 30, 2007	Downstream	Midstream (1)	Upstream	Eliminations	Consolidated
Operating revenues	$ 178.1	$ 59.8	$ 3,790.4	$ (0.4)	$ 4,027.9
Purchases of petroleum products	18.7	-	3,700.0	(3.8)	3,714.9
Operating expenses	72.0	22.0	35.5	(0.1)	129.4
General and administrative	8.3	4.9	3.6	-	16.8
Depreciation and amortization (D&A)	22.9	20.2	8.2	-	51.3
Gains on sales of assets	(18.7)	-	-	-	(18.7)
Operating Income	74.9	12.7	43.1	3.5	134.2
Equity (losses) earnings (2)	(5.3)	41.4	3.2	(3.5)	35.8
Gain on sale of ownership interest in MBSP	59.6	-	-	-	59.6
Interest income	0.4	0.3	0.1	-	0.8
Other - net	0.8	-	-	-	0.8
Income before interest	130.4	54.4	46.4	-	231.2
Depreciation and amortization	22.9	20.2	8.2	-	51.3
Amortization of excess investment in joint ventures	1.6	0.1	0.3	-	2.0
TEPPCO's pro-rata percentage of joint
venture interest expense and D&A	6.1	12.0	3.7	-	21.8
EBITDA from continuing operations	$ 161.0	$ 86.7	$ 58.6	$ -	$ 306.3
Provision for income taxes					(0.2)
Depreciation and amortization					(51.3)
Interest expense - net					(45.0)
Amortization of excess investment in joint ventures					(2.0)
TEPPCO's pro-rata percentage of joint
venture interest expense and D&A					(21.8)
Net Income					$ 186.0

				Intersegment
Six Months Ended June 30, 2006	Downstream	Midstream (1)	Upstream	Eliminations	Consolidated
Operating revenues	$ 143.4	$ 126.7	$ 4,698.6	$ (7.3)	$ 4,961.4
Purchases of petroleum products	-	13.0	4,619.5	(6.7)	4,625.8
Operating expenses	73.2	32.9	34.9	(0.6)	140.4
General and administrative	9.8	4.9	3.7	-	18.4
Depreciation and amortization (D&A)	20.4	30.2	6.8	-	57.4
Gains on sales of assets	-	(1.4)	-	-	(1.4)
Operating Income	40.0	47.1	33.7	0.0	120.8
Equity (losses) earnings (2)	(3.6)	-	7.3	-	3.7
Interest income	0.5	0.1	-	-	0.6
Other - net	0.5	-	0.2	-	0.7
Income before interest	37.4	47.2	41.2	0.0	125.8
Depreciation and amortization	20.4	30.2	6.8	-	57.4
Amortization of excess investment in joint ventures	1.7	-	0.4	-	2.1
TEPPCO's pro-rata percentage of joint
venture interest expense and D&A	8.3	-	3.3	-	11.6
EBITDA from continuing operations	$ 67.8	$ 77.4	$ 51.7	$ 0.0	$ 196.9
Discontinued operations					19.4
Provision for income taxes					(0.5)
Depreciation and amortization					(57.4)
Interest expense - net					(40.4)
Amortization of excess investment in joint ventures					(2.1)
TEPPCO's pro-rata percentage of joint
venture interest expense and D&A					(11.6)
Net Income					$ 104.3

(1)	Effective August 1, 2006, Jonah was deconsolidated and is now accounted for as an equity investment.
(2)	Downstream equity (losses) earnings includes our equity investments in Centennial Pipeline, Mont Belvieu Storage Partners and
another investment.

TEPPCO Partners, L. P.
Condensed Statements of Cash Flows (Unaudited) (In Millions)

	Six Months Ended
	June 30,
	2007	2006
Cash Flows from Operating Activities
Net income	$ 186.0	$ 104.3
Income from discontinued operations	-	(19.4)
Deferred income taxes	(0.7)	0.5
Gains on sales of assets and ownership interests	(78.3)	(1.4)
Depreciation, working capital and other	91.0	57.6
Cash flows from discontinued operations	-	1.5

Net Cash Provided by Operating Activities	198.0	143.1

Cash Flows from Investing Activities:
Proceeds from asset sales	165.3	39.8
Cash paid for linefill on assets owned	(15.1)	(1.4)
Capitalized costs incurred to develop identifiable intangible asset	(2.5)	-
Investment in Mont Belvieu Storage Partners, L.P.	-	(1.7)
Investment in Centennial Pipeline LLC	(11.1)	(2.5)
Investment in Jonah Gas Gathering Company (1)	(86.2)	-
Capital expenditures (2)	(109.9)	(82.5)

Net Cash Used in Investing Activities	(59.5)	(48.3)

Cash Flows from Financing Activities:
Proceeds from revolving credit facilities	405.9	305.6
Repayments on revolving credit facilities	(695.9)	(266.5)
Issuance of Junior Subordinated Notes	299.5	-
Proceeds from termination of treasury locks	1.6	-
Debt issuance costs	(3.7)	-
Distributions paid	(146.0)	(133.8)

Net Cash Used in Financing Activities	(138.6)	(94.7)

Net Change in Cash and Cash Equivalents	(0.1)	0.1
Cash and Cash Equivalents -- January 1	0.1	0.1

Cash and Cash Equivalents -- June 30	$ 0.0	$ 0.2

Non-cash investing activities:
Payable to Enterprise Gas Processing, LLC for spending
for Phase V expansion of Jonah Gas Gathering Company	$ 10.9	$ -
Non-cash financing activities:
Non-cash contribution from General Partner	$ 0.1	$ -
Deferred compensation	$ 0.1	$ -
Supplemental Information:
Interest paid (net of capitalized interest)	$ 43.9	$ 42.1

(1)	Effective August 1, 2006, Jonah was deconsolidated and is now accounted for as an equity investment.

(2)	Includes capital expenditures for maintaining existing operations of $26.5 million in 2007, and $13.9 million in 2006.

TEPPCO Partners, L. P.
Condensed Balance Sheets (Unaudited)
(In Millions)

	June 30,	December 31,
	2007	2006
Assets
Current assets
Cash and cash equivalents	$ -	$ 0.1
Other	1,060.5	966.6

Total current assets	1,060.5	966.7

Property, plant and equipment - net	1,703.6	1,642.1
Intangible assets (1)	176.1	185.4
Equity investments	1,059.9	1,039.7
Other assets	107.9	88.2

Total assets	$ 4,108.0	$ 3,922.1

Liabilities and Partners' Capital

Total current liabilities	$ 1,106.4	$ 976.5

Senior Notes (2)	1,104.5	1,113.3
Junior Subordinated Notes	299.5	-
Other long-term debt	200.0	490.0
Deferred tax liability	-	0.7
Other non-current liabilities	35.8	21.3
Partners' capital
Accumulated other comprehensive income	1.8	0.4
General partner's interest (3)	(78.9)	(85.7)
Limited partners' interests	1,438.9	1,405.6

Total partners' capital	1,361.8	1,320.3

Total liabilities and partners' capital	$ 4,108.0	$ 3,922.1

(1)	Includes the value of long-term service agreements between TEPPCO and its customers.
(2)	Includes $16.3 million and $25.3 million at June 30, 2007, and Dec. 31, 2006, respectively related to fair value hedges.
(3)	Amount does not represent a future financial commitment by the General Partner to make a contribution to TEPPCO.

TEPPCO Partners, L. P.
OPERATING DATA
(Unaudited - In Millions, Except as Noted)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Downstream Segment:
Barrels Delivered
Refined Products	44.9	46.0	80.7	81.9
LPGs	7.0	8.3	22.5	21.1
Total	51.9	54.3	103.2	103.0
Average Tariff Per Barrel
Refined Products	$ 0.93	$ 0.86	$ 0.98	$ 0.87
LPGs	2.40	1.61	2.35	2.03
Average System Tariff Per Barrel	$ 1.13	$ 0.97	$ 1.28	$ 1.11
Upstream Segment:
Margins/Revenues:
Crude oil transportation revenue	$ 16.6	$ 16.6	$ 33.8	$ 32.4
Crude oil marketing margin	18.9	19.1	40.4	31.9
Crude oil terminaling revenue	3.0	3.6	6.8	5.8
Lubrication Services, L.P. (LSI) margin	2.1	2.0	4.3	4.2
Total Margins/Revenues	$ 40.6	$ 41.3	$ 85.3	$ 74.3
Reconciliation of Margins/Revenues to Operating Income:
Sales of petroleum products	$1,923.9	$ 2,273.9	$3,764.9	$ 4,674.3
Transportation - Crude oil	9.6	10.5	20.4	19.5
Purchases of petroleum products	(1,892.9)	(2,243.1)	(3,700.0)	(4,619.5)
Total Margins/Revenues	40.6	41.3	85.3	74.3
Other operating revenues	2.5	2.6	5.1	4.8
Operating expenses	(16.4)	(18.2)	(35.5)	(34.9)
General and administrative	(1.8)	(1.9)	(3.6)	(3.7)
Depreciation and amortization	(4.2)	(3.5)	(8.2)	(6.8)
Operating income	$ 20.7	$ 20.3	$ 43.1	$ 33.7

Total barrels
Crude oil transportation	22.2	22.8	46.3	45.2
Crude oil marketing	58.1	56.3	114.0	109.2
Crude oil terminaling	31.1	38.3	71.2	62.7
Lubrication oil volume (total gallons):	3.5	3.4	7.4	7.2
Margin/average tariff per barrel:
Crude oil transportation	$ 0.748	$ 0.726	$ 0.730	$ 0.716
Crude oil marketing	0.325	0.339	0.354	0.292
Crude oil terminaling	0.098	0.093	0.095	0.093
Lubrication oil margin (per gallon):	$ 0.590	$ 0.605	$ 0.575	$ 0.577
Midstream Segment:
Gathering - Natural Gas - Jonah
Bcf	139.9	111.3	272.5	220.0
Btu (in trillions)	154.2	123.0	300.3	243.0
Average fee per MMBtu	$ 0.205	$ 0.210	$ 0.204	$ 0.208
Gathering - Natural Gas - Val Verde
Bcf	43.5	46.9	87.1	92.3
Btu (in trillions)	38.5	41.7	77.1	81.6
Average fee per MMBtu	$ 0.401	$ 0.389	$ 0.400	$ 0.404
Transportation - NGLs
Total barrels	18.9	17.7	36.5	33.5
Average rate per barrel	$ 0.574	$ 0.608	$ 0.604	$ 0.638
Fractionation - NGLs
Total barrels	1.1	1.1	2.1	2.3
Average rate per barrel	$ 1.822	$ 1.850	$ 1.774	$ 1.666
Natural Gas Sales
Btu (in trillions)	4.5	2.6	8.1	2.6
Average fee per MMBtu	$ 3.204	$ 5.242	$ 4.903	$ 5.242
Sales - Condensate
Total barrels (thousands)	21.2	18.3	56.4	43.0
Average rate per barrel	$ 58.64	$ 68.2	$ 67.54	$ 65.5